Exhibit 99.1

Consent of DANIEL S. OCH

In connection with the filing by Ajax I (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: October 9, 2020

/s/ Daniel S. Och
DANIEL S. OCH